EXHIBIT 99.1

News Release

Cooper Tire Announces Mexico Joint Venture

Findlay, Ohio, Oct. 1, 2007 – Cooper Tire & Rubber Company (NYSE:CTB) today along with Corporación de Occidente SA de CV, a Mexican tire manufacturer, announced the formation of a 50-50 joint venture company in Mexico. The new company, Cooper Tire & Rubber Company de Mexico SA de CV (Cooper Mexico) will be responsible for the marketing, sales and distribution of the Cooper and Pneustone brands, as well as all other associate brand tires marketed by the two partner companies.

Currently, the Pneustone brand is the house brand of Corporación de Occidente, a subsidiary company of Grupo Dexel, a Mexican holding corporation with entities involved in transportation, LP gas distribution, auto parts, and construction equipment.

“This is a great opportunity to grow the Cooper brands in Mexico,” said Phil Caris, vice president, Sales and Marketing, for Cooper Tire’s North American Tire Division. “By partnering with Occidente, we gain access to retail channels in Mexico and leverage existing relationships that Pneustone Brand has established with dealers throughout that country. Our existing customers in Mexico will benefit with the localized warehousing and increased focus on that market.”

The headquarters for “Cooper Mexico” will be located in Querétaro, Mexico. A management team has been put into place under the leadership of Jim Smith, recently appointed general director for the new company. Smith was formerly Cooper Tire’s plant controller at its Texarkana, Ark., tire manufacturing plant. Assisting Jim in the position of director of marketing will be Chris Barbara, formerly Cooper Tire’s manager of sales training in Findlay, Ohio. These two individuals along with a newly appointed director of sales, Hugo Ybarra, an executive with a 15-year experience in the Mexican tire market, will lead the core team primarily responsible for all activities associated with the new marketing company.

In a related move, Cooper Tire has finalized a production arrangement with Corporación de Occidente to produce certain radial passenger tires in their production facility in Guadalajara, Mexico. The sourcing will be arranged in three phases, with a gradual ramp up to a targeted unit volume of nearly 2.5 million units per year. Passenger radial tires will be produced under this arrangement for sale in the North American market as well as in Mexico. All tires will comply with Cooper Tire’s rigorous quality and testing standards, which meet or exceed all federal manufacturing guidelines. Tire production is expected to begin in the fourth quarter 2007.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 61 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Contact: Patricia J. Brown, 419-424-4370